UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 001-31946

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HOSPIRA, INC.
(Exact name of registrant as specified in its charter)

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235 East 42nd Street, New York
New York 10017-5755
(212) 733-2323
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.01 par value per share
 (Title of each class of securities covered by this Form)

6.05% Notes due 2017, 5.20 Notes due 2020, 5.80% Notes due 2023 and 5.60% Notes due 2040
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:  One

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Hospira, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized.

HOSPIRA, INC.

Date: September 14, 2015	By: /s/ Margaret M. Madden Margaret M. Madden
Title: Director and Authorized Signatory